4
1
<SROS>NASDAQ
<REPORTING-OWNER>
  0001197339
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  The 3DO Company
  0000898441
  <IRS-NUMBER>94-3145110
</SUBJECT-COMPANY>
<PERIOD>11/22/02
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Cook                James A.
   200 Cardinal Way


   Redwood City, CA  94063
2. Issuer Name and Ticker or Trading Symbol
   The 3DO Company (THDO)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   11/22/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   Executive Vice President,
   General Counsel & Secretary
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $14.2504        11/22/02       D (1) V                    626                           03/23/11
to buy)
Incentive Stock Option (right  $16.0000        11/22/02       D (1) V                    6,250            02/28/94 (2) 01/28/03
to buy)
Incentive Stock Option (right  $16.4000        11/22/02       D (1) V                    2,292                         11/28/11
to buy)
Incentive Stock Option (right  $17.0000        11/22/02       D (1) V                    2,500                         02/06/08
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    1,667                         04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    673                           04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    3,715                         04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    1,500                         04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    1,000                         04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    300                           04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    1,000                         04/11/07
to buy)
Incentive Stock Option (right  $26.0000        11/22/02       D (1) V                    3,933                         04/11/07
to buy)
Incentive Stock Option (right  $26.4000        11/22/02       D (1) V                    1,641                         07/11/11
to buy)
Incentive Stock Option (right  $30.7496        11/22/02       D (1) V                    2,500                         02/18/09
to buy)
Incentive Stock Option (right  $53.5000        11/22/02       D (1) V                    946                           08/04/09
to buy)
Incentive Stock Option (right  $55.5000        11/22/02       D (1) V                    2,043                         08/16/10
to buy)
Incentive Stock Option (right  $75.0000        11/22/02       D (1) V                    500                           12/10/09
to buy)
Non-Qualified Stock Option     $5.7600         11/22/02       D (1) V                    18,750                        05/03/12
(right to buy)
Non-Qualified Stock Option     $14.2504        11/22/02       D (1) V                    9,374                         03/23/11
(right to buy)
Non-Qualified Stock Option     $14.2504        11/22/02       D (1) V                    1                             03/23/11
(right to buy)
Non-Qualified Stock Option     $16.4000        11/22/02       D (1) V                    7,708                         11/28/11
(right to buy)
Non-Qualified Stock Option     $16.4000        11/22/02       D (1) V                    1                             11/28/11
(right to buy)
Non-Qualified Stock Option     $17.0000        11/22/02       D (1) V                    3,750                         02/06/08
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    18,333                        04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    250                           04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    1,285                         04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    18,750                        04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    1,827                         04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    200                           04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    27,317                        04/11/07
(right to buy)
Non-Qualified Stock Option     $26.0000        11/22/02       D (1) V                    1                             04/11/07
(right to buy)
Non-Qualified Stock Option     $26.4000        11/22/02       D (1) V                    9,609                         07/11/11
(right to buy)
Non-Qualified Stock Option     $26.4000        11/22/02       D (1) V                    1                07/01/05     07/11/11
(right to buy)
Non-Qualified Stock Option     $27.0000        11/22/02       D (1) V                    2,500                         07/28/08
(right to buy)
Non-Qualified Stock Option     $53.5000        11/22/02       D (1) V                    929                           08/04/09
(right to buy)
Non-Qualified Stock Option     $53.5000        11/22/02       D (1) V                    1                             08/04/09
(right to buy)
Non-Qualified Stock Option     $55.5000        11/22/02       D (1) V                    22,957                        08/16/10
(right to buy)
Non-Qualified Stock Option     $55.5000        11/22/02       D (1) V                    1                             08/16/10
(right to buy)
Non-Qualified Stock Option     $75.0000        11/22/02       D (1) V                    750                           12/10/09
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  11/22/02  Common Stock                   626                       0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   6,250                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   2,292                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   2,500                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   1,667                                   D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   673                                     D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   3,715                                   D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   1,500                                   D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   1,000                                   D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   300                                     D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   1,000                                   D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   3,933                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   1,641                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   2,500                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   946                       0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   2,043                     0             D   Direct
to buy)
Incentive Stock Option (right  11/22/02  Common Stock                   500                       0             D   Direct
to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   18,750                    0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   9,374                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   7,708                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   3,750                     0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   18,333                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   250                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1,285                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   18,750                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1,827                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   200                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   27,317                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   9,609                                   D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   2,500                     0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   929                                     D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   22,957                                  D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   1                         0             D   Direct
(right to buy)
Non-Qualified Stock Option     11/22/02  Common Stock                   750                       0             D   Direct
(right to buy)

Explanation of Responses:

(1)
The option was tendered pursuant to the Company's Offer to Exchange Certain Outstanding Stock Options for New Options (the "Offer"),
 which was filed with the Securities and Exchange Commission on Schedule TO-I on October 23, 2002.  In exchange for the individual's agreement to cancel the option, the Company expects to issue new options on May 23, 2003, subject to the provisions of the Offer.
(2)
12/60 of the total number of shares granted will vest on 2/28/94; each calendar month thereafter 1/60 of the total number of shares granted shall vest until the option is fully vested.

SIGNATURE OF REPORTING PERSON
/S/ By: /s/ James Alan Cook
    For: James Alan Cook
DATE 11/22/02